ITEM 6. SUPPLEMENTAL SELECTED FINANCIAL AND OPERATING DATA

(Amounts in Millions Except Per Share Amounts)             2000              1999            1998             1997           1996
                                                        -----------      -----------      -----------      ---------      ---------
Results of Operations (1)(2)
Revenues .........................................      $   2,196.6      $   1,784.9      $   1,457.3      $   991.9      $   846.9
Costs and expenses before special items ..........          1,876.0          1,540.8          1,275.1          842.8          721.9

Operating income before special items ............            320.6            244.1            182.2          149.1          125.0
Special items (3) ................................             --                8.9             42.6           35.0            5.0

Operating income .................................            320.6            235.2            139.6          114.1          120.0
Equity in earnings of Cellular Partnership (4) ...             20.5             20.0             25.1           14.7           11.6
Other income (expense), net (5) ..................              2.2              0.3             (0.4)           7.4            0.1
Interest expense .................................             33.1             32.5             33.9            5.4            6.0

Income before income taxes .......................            310.2            223.0            130.4          130.8          125.7
Income taxes .....................................            121.0             85.9             49.5           44.1           47.1

Net income .......................................      $     189.2      $     137.1      $      80.9      $    86.7      $    78.6

Earnings per share: (6)
   Basic .........................................      $      1.13      $      0.84      $      0.53      $    0.59      $    0.53
   Diluted .......................................      $      1.09      $      0.81      $      0.52      $    0.59      $    0.53

Weighted average common shares outstanding:
   Basic .........................................            167.6            162.7            154.0          147.0          149.2
   Diluted .......................................            174.2            168.9            155.2          147.0          149.2
Financial Position
Total assets .....................................      $   1,804.1      $   1,605.4      $   1,456.0      $   658.1      $   621.1
Total debt .......................................            292.0            298.8            467.0           66.1           94.7
Shareholders' equity .............................          1,124.0            943.7            733.9          433.5          365.3

Other Data

Cash provided (used) by:
  Operating activities (7) .......................      $     188.7      $     462.0      $     147.1      $   127.8      $   118.0
  Investing activities ...........................           (214.2)          (278.0)          (759.3)         (75.2)        (118.7)
  Financing activities ...........................             29.4           (144.6)           613.7          (51.6)           3.2
Free cash flows (8) ..............................             46.1            154.7             52.7           66.5           61.7
EBITDA (9) .......................................            503.2            407.5            309.0          225.0          188.5
Operating margin (excluding special items) .......             14.6%            13.7%            12.5%          15.0%          14.8%

(1) The accompanying supplemental consolidated financial statements for all periods presented have been restated to include the results of Geneva Technology, Ltd. (Geneva), acquired in an April 2001 pooling-of-interests transaction.

(2) Prior to the April 6, 2001 merger of Convergys Corporation (the Company) and Geneva, Geneva had a fiscal year end of May 31 and the Company had (and continues to have) a fiscal year end of December 31. As a result, the pooled data presented above for 1996 through 1999 includes Geneva's May 31 fiscal year data in combination with the Company's preceeding December 31 data. In connection with the merger, Geneva will change its fiscal year end to December 31. Accordingly, the pooled data presented above for 2000 includes both Geneva's and the Company's data on a December 31 year end basis. Because of the difference in Geneva's fiscal year ends for 2000 and 1999, Geneva's data for the five months ended May 31, 2000 is included in the above information in both 1999 and 2000.

(3) See Notes 4 and 5 of Notes to Financial Statements for a discussion of special items in 1999 and 1998. Special items in 1997 relate to a restructuring of CMG's operations and in 1996 relate to in-process research and development costs associated with acquisitions.

(4) Equity earnings of Cellular Partnership includes $12.4 ($7.8 after tax) for one-time charges recorded by the partnership during 1999.

(5) Other income (expense), net includes a $1.9 ($1.2 after tax) benefit from a non-recurring investment gain in 1999.

(6) Earnings per share for all periods prior to the initial public offering have been calculated using the number of common shares outstanding immediately prior to the Company's initial public offering.

(7) Cash provided by operating activities in 2000 and 1999 was impacted by the amount of the Company's accounts receivable securitization. Excluding the impact of the securitization, cash provided by operating activities was $224.7 in 2000 and $311.0 in 1999.

(8) Free cash flows are not defined under generally accepted accounting principles and are calculated as cash flows from operations excluding the impact of the accounts receivable securitization less capital expenditures. Free cash flows are presented as an alternative measure of the Company's ability to generate cash flows.

(9) EBITDA is not defined under generally accepted accounting principles and is calculated as operating income before special items, plus depreciation and amortization expense and the Company's equity in the earnings of its investment in the Cellular Partnership. EBITDA is presented as an alternative measure of the Company's ability to generate cash flows.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF SUPPLEMENTAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     (Amounts in Millions Except Per Share Amounts)

     BACKGROUND AND BASIS OF PRESENTATION

     On April 6, 2001, Convergys (the Company) acquired 100% of the outstanding shares and stock options of Geneva Technology, Ltd. (Geneva), based in Cambridge, UK, for approximately 14.9 million shares of Convergys common stock and approximately 2.7 million Convergys stock options (the Geneva Merger). Geneva is a provider of convergent billing software for the communications, e-commerce, utilities and on-line services industries. The transaction will be accounted for under the pooling-of-interests method of accounting. Accordingly, all amounts presented have been adjusted to reflect the combined results of the merged companies as if the merger had occurred as of the earliest period presented.

     Convergys serves its clients through its two operating segments: (i) the Information Management segment, which provides outsourced billing and information services and software; and (ii) the Customer Management segment, which provides outsourced Internet and call center based customer support services. The Information Management segment includes the operations of the Information Management Group (IMG) and Geneva.

     The Company was formed in May 1998 as a wholly owned subsidiary of Cincinnati Bell Inc. (CBI). In July 1998, CBI contributed to the Company the operations of the two segments and a 45% limited partnership interest in the Cellular Partnership. On August 13, 1998, approximately 10% of the common shares of the Company were issued to the public. On December 31, 1998, the remaining shares held by CBI were distributed to CBI shareholders.

     The amounts presented for 1998 have been carved out from the financial statements of CBI using the historical results of operations and the historical bases of the assets and liabilities of the contributed businesses. The 1998 financial statements include the allocation of certain corporate expenses from CBI to the Company. Additionally, during most of 1998, the Company's debt financing was provided by CBI at rates based on CBI's external borrowing rates. Management believes that the assumptions made in preparing the Company's 1998 consolidated financial statements are reasonable. The financial information presented for 1998, however, may not necessarily reflect the Company's results of operations or cash flows had the Company been a separate, stand-alone entity.

RESULTS OF OPERATIONS
CONSOLIDATED RESULTS

                                                                                % Change               % Change
                                                         2000          1999     00 vs. 99     1998     99 vs. 98
                                                      ----------    ----------  ---------  ----------  ---------
REVENUES .......................................      $  2,196.6    $  1,784.9     23      $  1,457.3     22

COSTS AND EXPENSES:
Costs of products and services .................         1,237.4       1,005.9     23           830.9     21
Selling, general and administrative expenses ...           374.2         298.2     25           228.8     30
Research and development costs .................           102.0          91.8     11            84.6      9
Depreciation ...................................           111.5          86.7     29            68.5     27
Amortization ...................................            50.6          44.3     14            33.2     33
Year 2000 programming costs ....................             0.3          13.9     --            29.1    (52)
Special items ..................................            --             8.9     --            42.6     --
                                                      ----------    ----------             ----------
  Total costs and expenses .....................         1,876.0       1,549.7     21         1,317.7     18
                                                      ----------    ----------             ----------
OPERATING INCOME ...............................      $    320.6    $    235.2     36      $    139.6     68

     2000 VS. 1999

     The Company's 2000 revenues totaled $2,196.6, a 23% increase over 1999, reflecting growth in both operating segments. The Company's operating expenses for 2000 totaled $1,876.0, a 22% increase over 1999, excluding special items recorded in 1999. The Company's operating income was $320.6 in 2000, a 31% increase over 1999, excluding special items. Excluding the 1999 special items, the Company's operating margin increased to 14.6% in 2000 from 13.7% in 1999. Including the 1999 special items, operating income in 1999 was $235.2.

     The Cellular Partnership earnings in 2000 were $20.5, a 37% decrease from 1999, excluding special charges recorded by the partnership in 1999. The decrease in Cellular Partnership earnings was the result of increased competition in the partnership's market, which led to a drop in subscriber levels during the year. Interest expense increased 2% in 2000 over 1999 as a result of higher interest rates partially offset by lower average borrowing levels. The effective tax rate was 39.0% in 2000, up slightly from 38.5% in 1999. Net income was $189.2, or $1.09 per diluted share, a 26% increase compared to $150.0, or $0.89 per diluted share in 1999, excluding the 1999 special items. Including the special items, the Company's net income was $137.1 or $0.81 per diluted share in 1999.

     1999 VS. 1998

     The Company's 1999 revenues totaled $1,784.9, a 22% increase from 1998. Operating expenses excluding special items totaled $1,540.8, a 21% increase over 1998. Operating income excluding special items was $244.1, a 34% increase from 1998 as a result of revenue growth and margin expansion in both of the Company's segments. Excluding special items, the Company's operating margin increased to 13.7% in 1999 from 12.5% in 1998. Including special items, operating income was $235.2 in 1999 and $139.6 in 1998.

     Cellular Partnership earnings were $32.4 in 1999, a 29% increase over 1998, excluding special items recorded by the partnership in 1999. Interest expense decreased slightly to $32.5 in 1999 from $33.9 in 1998. The effective tax rate was 38.5% in 1999 and 38.0% in 1998. Net income in 1999 was $150.0 or $0.89 per diluted share compared to $107.3 or $0.69 per diluted share in 1998, excluding special items in both periods. Net income including special items was $137.1 or $0.81 per share in 1999 and $80.9 or $0.52 per share in 1998.

     The Company recorded special items in both 1999 and 1998. The 1999 special items include facility and staff organization consolidation costs ($6.9) and expensing of in-process research and development costs from an acquisition ($2.0). Other income in

     1999 includes a $1.9 special item for a non-recurring investment gain. The Company's income from the Cellular Partnership in 1999 was reduced $12.4 by special items recorded by the partnership related to the merger of SBC Communications and Ameritech, the general partner. The special item in 1998 was a $42.6 charge to expense in-process research and development costs from an acquisition.

INFORMATION MANAGEMENT SEGMENT

                                                                            % Change               % Change
                                                        2000        1999    00 vs. 99     1998     99 vs. 98
                                                      --------    --------  ---------   ---------  ---------
REVENUES:

Data processing ................................      $  486.1    $  418.0      16       $  358.5      17
Professional and consulting ....................         153.5       141.1       9          137.8       2
License and other ..............................          53.6        41.7      29           39.3       6
International ..................................         107.9        73.2      47           51.9      41
                                                      --------    --------               --------
External revenues ..............................         801.1       674.0      19          587.5      15
Intercompany revenues ..........................          17.7        35.1     (50)          24.6      43
                                                      --------    --------               --------
  Total revenues ...............................         818.8       709.1      15          612.1      16

COSTS AND EXPENSES:

Costs of products and services .................         410.5       365.7      12          313.1      17
Selling, general and administrative expenses ...         106.5        83.6      27           69.4      20
Research and development costs .................          86.6        72.6      19           63.8      14
Depreciation ...................................          39.3        30.4      29           24.3      25
Amortization ...................................          18.7        12.8      46            6.0     113
Year 2000 programming costs ....................           0.3         9.7     (97)          19.3     (50)
Special items ..................................          --           2.0      --           --        --
                                                      --------    --------               --------
  Total costs and expenses .....................         661.9       576.8      15          495.9      16
                                                      --------    --------               --------
OPERATING INCOME ...............................      $  156.9    $  132.3      19       $  116.2      14

     2000 VS. 1999

     The Information Management segment's 2000 external revenues increased 19% over 1999. Data processing revenues increased 16%, reflecting wireless subscriber growth of 32%. The increase in data processing revenues was partially offset by contractual rate reductions and a decline in revenues from wireline clients. Professional and consulting service revenues increased 9% in 2000 as a result of increased enhancement requests from wireless clients, particularly in the second half of the year, partially offset by the expiration of a small Canadian wireless billing relationship at the beginning of the year. IMG's license and other revenues increased $11.9 in 2000 over 1999, reflecting growth in the Company's cable billing operations. International revenues increased $34.7 in 2000, primarily as a result of revenues from the implementation of IMG's Atlys wireless billing system at Telesp Celular in Brazil and increased license and professional and consulting revenues from Geneva.

     The Information Management segment's costs and expenses increased 15% over 1999, excluding a 1999 special item. Costs of products and services increased 12% as a result of increased revenues. Selling, general and administrative expenses increased 27%, primarily as a result of increased focus on sales and marketing efforts. Research and development costs increased 19%, reflecting continued enhancements to Atlys, the Company's global wireless billing system, Catalys, the Company's billing system for Internet service providers and the Geneva software product. Research and development spending on enhancements to its systems' technical architecture also increased in 2000. Amortization expense increased 46% from 1999, primarily as a result of the acquisitions of Wiztec and Technology Applications Inc. (TAI) in 1999. These increased costs and expenses were partially offset by a $9.4 reduction in Year 2000 programming costs. The Information Management segment's operating income increased in 2000 by 17% to $156.9, excluding the impact of the 1999 special item. The operating margin decreased slightly to 19.6% in 2000 from 19.9% in 1999, excluding the 1999 special item.

     1999 VS. 1998

     The Information Management segment's external revenues increased 15% over 1998. Data processing revenues increased 17%, reflecting wireless subscriber growth of 30%. This increase was partially offset by contractual rate reductions. During 1999, the Company also experienced a continued reduction in the number of wireless long distance subscribers that also partially offset the increase in data processing revenues. Professional and consulting service revenues increased slightly in 1999, reflecting an increase in client enhancement requests, which was partially offset by reduced enhancement requests from one wireless client that had been acquired by a competitor. The increase in license and other revenues reflects general growth in the Company's cable billing operations and recurring license and support revenues from Media One under a contract signed in the fourth quarter of 1998. The 41% increase in international revenues in 1999 results primarily from the acquisition of a controlling interest in Wiztec in March 1999 and growth in Geneva license sales, offset by the completion of two long-term international system development contracts in 1998.

     The Information Management segment's costs and expenses increased 16% from 1998, excluding a 1999 special item. Costs of products and services increased 17%, primarily as a result of increased revenues. Selling, general and administrative expenses increased 20% from 1998, reflecting the Wiztec acquisition and spending to launch the Company's Internet protocol
     (IP) billing initiative. Research and development costs increased 14% from 1998, primarily reflecting spending to add GSM and international capabilities to the Atlys global wireless billing system, to develop the Catalys billing system for Internet service providers, to add IP billing functionality to existing wireless and cable billing systems and to develop a next-generation cable and satellite broadcasting billing system. Spending also continued to enhance existing mainframe systems. Depreciation and amortization expenses increased primarily from the acquisitions of Wiztec and TAI during 1999. Year 2000 spending decreased 50% from 1998 as systems achieved compliance by the end of the year. The $2.0 special item represents purchased research and development costs associated with the Wiztec acquisition.

     Excluding the 1999 special item, operating income for the segment increased to $134.3 in 1999 from $116.2 in 1998, and operating margin increased slightly to 19.9% from 19.8%.

CUSTOMER MANAGEMENT SEGMENT

                                                                                % Change              % Change
                                                         2000          1999     00 vs. 99    1998     99 vs. 98
                                                      ----------    ----------  ---------  ---------  ---------
REVENUES:

Dedicated services .............................      $  1,209.9    $    874.4     38       $  651.0     34
Traditional services ...........................           135.1         178.6    (24)         181.2     (1)
International ..................................            50.5          57.9    (13)          37.7     54
                                                      ----------    ----------              --------
  Total revenues ...............................         1,395.5       1,110.9     26          869.9     28

COSTS AND EXPENSES:
Costs of products and services .................           844.6         675.3     25          542.3     25
Selling, general and administrative expenses ...           264.2         209.9     26          157.5     33
Research and development costs .................            15.4          19.2    (20)          20.7     (7)
Depreciation ...................................            68.3          55.2     24           44.2     25
Amortization ...................................            31.9          31.5      1           27.2     16
Year 2000 programming costs ....................            --             4.2     --            9.8    (57)
Special items ..................................            --             6.9     --           42.6     --
                                                      ----------    ----------              --------
  Total costs and expenses .....................         1,224.4       1,002.2     22          844.3     19
                                                      ----------    ----------              --------
OPERATING INCOME ...............................      $    171.1    $    108.7     57       $   25.6     --


     2000 VS. 1999

     The Customer Management segment's 2000 revenues increased 26% from 1999. Dedicated services revenues (typically longer-term relationships where the Company provides value-added customer service, technical support and sales account management primarily through personnel dedicated to a specific client) increased 38%, reflecting strong customer support revenue volume growth from AT&T, DIRECTV and technology clients. The growth in dedicated services also includes continued growth in Internet-based services and services in support of clients' e-commerce activities. Traditional, campaign-based, teleservices revenues decreased 24% from 1999, reflecting the Company's strategy to emphasize the provision of dedicated services. International revenues decreased $7.4 in 2000 over 1999, reflecting a combination of lower volumes and unfavorable movements in currency rates.

     The Customer Management segment's costs and expenses increased 22% over 1999. Costs of products and services and selling, general and administrative expenses grew at approximately the same rate as revenue, reflecting higher labor and facility costs to support increased volumes. Depreciation expense increased 24% as a result of the addition of fifteen new contact centers and approximately 5,600 workstations during 2000 to support the increased business volume. The higher costs and expenses were offset by lower research and development costs and Year 2000 programming costs.

     Operating income for the Customer Management segment increased 48% in 2000, excluding special items recorded in 1999. This increase resulted from the 26% revenue increase and an improvement in operating margins to 12.2% in 2000 from 10.4% in 1999. Margins in 2000 improved in each successive quarter from 12.0% in the first quarter to 12.5% in the fourth quarter as a result of continuous improvement and cost control efforts.

     1999 VS. 1998

     The Customer Management segment's revenues increased 28% from 1998 (18% pro forma for acquisitions). Dedicated services revenues increased 34%, the result of growth in services provided to AT&T and DIRECTV. The growth in dedicated services also reflects increased Internet-based services and services in support of clients' e-commerce activities. Traditional, campaign-based, revenues decreased by 1% as some major clients shifted their emphasis toward dedicated programs. International revenues increased 54%, reflecting growth of the Company's dedicated customer service business in Europe.

     The segment's costs and expenses excluding special items increased 24% in 1999 over 1998 (14% pro forma for acquisitions). This increase was primarily due to higher labor and facility costs needed to support the increased business volume as the Company added five customer support contact centers and approximately 4,800 production workstations during the year. These increases were partially offset by lower research and development spending resulting from the completion of a project to implement a new system for the employee care business and by lower Year 2000 programming costs. Research and development spending in the segment in 1999 focused on adding Internet-based customer support and customer relationship management services to CMG's service offerings. Depreciation and amortization expense increased as a result of the new contact centers opened in 1999 and the recognition of a full year of amortization of goodwill and other intangible assets from the March 1998 acquisition of Transtech.

     Operating income for the Customer Management segment excluding special items increased to $115.6 in 1999 from $68.2 in 1998. This 70% increase resulted from both increased revenues and an improvement in operating margin from 7.8% in 1998 to 10.4% in 1999. Margins in 1999 increased in each successive quarter from 9.4% in the first quarter to 11.8% in the fourth quarter as a result of continued efficiencies resulting from the Transtech integration plan and the substantial completion of the Company's 1997 restructuring activities.

     The 1999 special items recorded by the segment totaled $6.9 and included costs to consolidate the Customer Management segment's data center activities into an Information Management segment data center, to centralize certain Company staff organizations and for the impairment of certain software ($3.8). Included in this charge is an accrual of $1.3 for the severance of approximately 45 employees, with most of the severed employees being associated with the closed data center. The data center consolidation activities were primarily completed in the first quarter of 2000, while the staff organization activities were completed later in 2000.

     CLIENT CONCENTRATION AND NEW CLIENT CONTRACTS

     The Company's three largest clients accounted for 54% of its revenues in 2000, up from 52% in 1999. The risk posed by this revenue concentration is reduced by the long-term contracts the Company has with its largest clients. AT&T, the Company's largest client at 40% of revenues in 2000, is principally served under long-term information and customer management contracts that expire in 2006. In January 2001, the Company announced that the Company's wireless billing contract with Sprint PCS, the Company's second largest client, was extended through December 31, 2004. DIRECTV, the Company's third largest client in 2000, is served by the Customer Management segment under a contract that expires at the end of 2002.

     In December 2000, the Company signed an agreement under which the Company will continue to provide wireless billing services to ALLTEL through at least 2003. Previously, in September 1999, the Company amended its wireless billing contract with ALLTEL. Under the September 1999 amendment, ALLTEL could begin to migrate its wireless subscribers from the Company's systems beginning in 2000. The companies had announced that the subscriber migration would be completed by the end of 2001. The September 1999 amended agreement called for ALLTEL to make payments totaling $55 to the Company, of which $50 had been received as of December 31, 2000. The Company recorded the payments upon receipt as deferred revenue to be recognized as the related services are provided to ALLTEL.

     In July 2000, the Company announced that it had reached an agreement to expand its wireless billing relationship with Verizon Wireless, the U.S. wireless alliance formed by Bell Atlantic, PrimeCo Personal Communications (PrimeCo) and AirTouch Cellular (AirTouch). Previously, the Company had served GTE, which recently merged with Bell Atlantic, as well as PrimeCo and AirTouch under separate billing contracts. Under the five-year agreement, the Company will continue to serve the Verizon markets it previously served under the former contracts. The contract provides for reduced pricing effective January 1, 2001, which will have a dampening effect on IMG's data processing revenue growth in 2001.

     In the second quarter of 2000, AT&T Broadband acquired Media One, a client representing less than 1% of the Company's 2000 revenues. AT&T Broadband had a cable billing contract with a competitor through an earlier acquisition. In October 2000, AT&T Broadband announced its intention to move the majority of the Media One cable subscribers to the competitor's system by late 2001 and all of the subscribers by June 2002. Under its license contract with Media One, which was signed in the fourth quarter of 1998, the Company had converted approximately 800,000 of Media One's approximately 5 million subscribers onto its software as of December 31, 2000. It is expected that these subscribers will be removed from the Company's systems by late 2001 or in the first half of 2002. However, in January 2001, the Company amended its previous contract with Media One to provide billing services to AT&T Broadband's residential telephony subscribers in the Company's service bureaus. The term of the residential telephony contract amendment expires in December 2007. Company management does not expect the amendment to the previous Media One contract to have a material impact on the Company's operating results in 2001. Also in January 2001, the Company signed a contract to provide service bureau billing services to AT&T Broadband's commercial telephony subscribers through October 2005.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

                                             2000           1999          1998
                                             ----           ----          ----
     Cash flows from operations ...      $  188.7(a)    $  462.0(a)    $  147.1
     Capital expenditures .........         178.6          156.3           94.4
     Net debt (b) .................         357.7          404.4          461.0

     (a) Includes the impacts of the accounts receivable securitization. Excluding the impacts of the securitization, cash flows from operations were $224.7 in 2000 and $311.0 in 1999.

     (b) Defined as outstanding debt plus net accounts receivable securitization proceeds less cash and cash equivalents.

     Operating cash flows have historically been more than sufficient to fund the Company's cash needs, other than for very large acquisitions. Acquisitions have historically been financed with a combination of borrowings and operating cash flows. At December 31, 2000, the Company had $292.0 of borrowings outstanding. The Company's borrowing facilities include two revolving credit facilities with $100 in borrowing capacity expiring in November 2001 and an additional $250 in borrowing capacity expiring in November 2002, and $100 in notes which expire in September 2002. The Company also has a $150 accounts receivable securitization agreement, under which it had sold $115 in accounts receivable at December 31, 2000. The Company anticipates that future operating cash flows, its available credit under existing facilities and its access to capital markets will be sufficient to meet future capital needs.

     BALANCE SHEET

     The $172.3 increase in accounts receivable from December 31, 1999 to December 31, 2000 reflects increases related to higher revenue and slower payments at the end of 2000 from one large client, in addition to a $36.0 reduction in the amount of receivables sold under the Company's securitization agreement. Excluding the effects of the securitization, days sales outstanding increased by 11 days during 2000 to 79 days. The Company's investment in the Cellular Partnership decreased by $13.4 as a result of the Company's receipt of $33.9 in distributions from the partnership, which exceeded equity method earnings of $20.5. The Company's investment in marketable securities decreased $48.0 from December 31, 1999, primarily due to the decline in market value of the Company's equity investment in Kana Communications, Inc. This decline in market value did not affect net income as it was recorded directly to shareholders' equity as a component of other comprehensive income. Payables and other current liabilities increased by $22.5 from December 31, 1999, largely as the result of the timing of payments for certain accrued expenses, particularly accrued taxes and accrued payroll and related employee benefits, and an increase in advanced billings and customer deposits.

     YEAR 2000 PROGRAMMING

     The Company initiated a program in 1995 to identify and address issues associated with the ability of its date-sensitive information and business systems and equipment to recognize the Year 2000 properly. Given its reliance on its information and business systems, the Company's Year 2000 efforts primarily focused on information technology systems. The Company incurred $0.3, $13.9 and $29.1 in expenses during 2000, 1999 and 1998, respectively, in order to prepare for the Year 2000. The Company has not experienced any significant problems associated with the date change and does not expect to incur any additional Year 2000 costs other than for routine monitoring and testing of continued compliance. While the Company does not anticipate any significant problems regarding the Year 2000, there can be no assurance that problems will not arise in the future.

MARKET RISK

     The Company derived approximately 7% of its 2000 consolidated revenues outside of North America. The Company's activities expose it to a variety of market risks, including the effects of changes in foreign currency exchange rates and interest rates. The Company's risk management program seeks to reduce the potentially adverse effects that the volatility of the markets may have on its operating results. The Company's risk management strategy includes the use of derivative instruments to reduce the effects on its operating results and cash flows from fluctuations caused by volatility in currency exchange and interest rates. In using derivative financial instruments to hedge exposures to changes in exchange rates and interest rates, the Company exposes itself to some counterparty credit risk. The Company manages exposure to counterparty credit risk by entering into derivative financial instruments with highly rated institutions that can be expected to fully perform under the terms of the agreements and by diversifying the number of financial institutions with which it enters into such agreements.

     The Company currently uses cash flow hedges. These instruments are hedges of forecasted transactions or of the variability of cash flows to be received or paid related to a recognized asset or liability. The Company generally enters into forward exchange contracts expiring within one year as hedges of anticipated cash flows denominated in foreign currencies. These contracts are entered into to protect against the risk that the eventual cash flows resulting from such transactions will be adversely affected by changes in exchange rates.

     The Company is exposed to market risk from its variable rate borrowings. At December 31, 2000, the Company had $288.2 in outstanding variable rate borrowings and had sold $115.0 in accounts receivable on a variable rate basis. The Company entered into an interest rate swap agreement to effectively fix the interest rate for $100 of variable rate borrowings. The swap agreement exposes the Company to credit risk in the event the counterparty could not perform under the agreement. The Company managed this risk by entering into the interest rate swap agreement with a highly rated financial institution. Based upon the Company's exposure to variable rate borrowings, a one percent point change in the weighted average interest rate would change the Company's annual interest expense by approximately $3.

FLUCTUATIONS IN QUARTERLY RESULTS

     The Company has experienced, and in the future could experience, quarterly variations in revenues as a result of a variety of factors, many of which are outside the Company's control. These factors include: the timing of increased expenses incurred in support of new business, the timing and frequency of client spending for system enhancement requests, the timing of contractual rate reductions triggered by subscriber growth or the passage of time and the seasonal pattern of the customer management segment of the Company.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

                                                                    Year Ended December 31,
                                                         -----------------------------------------
(Amounts in Millions Except Per Share Amounts)              2000            1999          1998
                                                         -----------    -----------    -----------

Revenues ..........................................      $   2,196.6    $   1,784.9    $   1,457.3
Costs and Expenses:
   Costs of products and services .................          1,237.4        1,005.9          830.9
   Selling, general and administrative expenses ...            374.2          298.2          228.8
   Research and development costs .................            102.0           91.8           84.6
   Depreciation ...................................            111.5           86.7           68.5
   Amortization ...................................             50.6           44.3           33.2
   Year 2000 programming costs ....................              0.3           13.9           29.1
   Purchased research and development costs .......             --              2.0           42.6
   Special charges ................................             --              6.9           --
                                                         -----------    -----------    -----------
       Total costs and expenses ...................          1,876.0        1,549.7        1,317.7
                                                         -----------    -----------    -----------
Operating Income ..................................            320.6          235.2          139.6
Equity in earnings of Cellular Partnership ........             20.5           20.0           25.1
Other income (expense), net .......................              2.2            0.3           (0.4)
Interest expense ..................................             33.1           32.5           33.9
                                                         -----------    -----------    -----------
Income before income taxes ........................            310.2          223.0          130.4
Income taxes ......................................            121.0           85.9           49.5
                                                         -----------    -----------    -----------
Net Income ........................................      $     189.2    $     137.1    $      80.9

Earnings per common share:
   Basic ..........................................      $      1.13    $      0.84    $      0.53
   Diluted ........................................      $      1.09    $      0.81    $      0.52

Weighted average common shares outstanding:

   Basic ..........................................            167.6          162.7          154.0
   Diluted ........................................            174.2          168.9          155.2

The accompanying notes are an integral part of the financial statements.

SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS


                                                                                          at December 31,
(Amounts in Millions)                                                                  2000           1999
                                                                                    ----------     ----------
Assets
Current Assets
   Cash and cash equivalents .................................................      $     49.3     $     45.4
   Receivables, net of allowances of $11.9 and $12.5 .........................           395.7          223.4
   Deferred income tax benefits ..............................................            28.1           16.5
   Prepaid expenses and other current assets .................................            43.1           36.6
                                                                                    ----------     ----------
       Total current assets ..................................................           516.2          321.9

Property and equipment, net ..................................................           397.6          337.5
Goodwill and other intangibles, net ..........................................           740.2          754.3
Investment in Cellular Partnership ...........................................            66.0           79.4
Investments in marketable securities .........................................             7.5           55.5
Deferred charges and other assets ............................................            76.6           56.8
                                                                                    ----------     ----------
       Total Assets ..........................................................      $  1,804.1     $  1,605.4

Liabilities and Shareholders' Equity
Current Liabilities
   Debt maturing within one year .............................................      $      0.6     $     48.2
   Payables and other current liabilities ....................................           370.8          348.3
                                                                                    ----------     ----------
       Total current liabilities .............................................           371.4          396.5

Long-term debt ...............................................................           291.4          250.6
Other long-term liabilities ..................................................            17.3           14.6
                                                                                    ----------     ----------
       Total liabilities .....................................................           680.1          661.7

Commitments and Contingencies
Shareholders' Equity
   Preferred Shares -- without par value, 5.0 authorized; none outstanding ...            --             --
   Common shares--without par value, 500.0 authorized;
     169.7 outstanding in 2000 and 167.8 in 1999 .............................           206.0          206.0
   Additional paid-in capital ................................................           549.5          508.3
   Retained earnings .........................................................           379.1          190.0
   Accumulated other comprehensive income (loss) .............................            (8.8)          51.3
   Treasury stock--at cost; 0.4 in 2000 and 0.6 in 1999 ......................            (1.8)         (11.9)
                                                                                    ----------     ----------
       Total shareholders' equity ............................................         1,124.0          943.7
                                                                                    ----------     ----------
Total Liabilities and Shareholders' Equity ...................................      $  1,804.1     $  1,605.4


The accompanying notes are an integral part of the financial statements.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                            Year Ended December 31,
                                                                                      ----------------------------------
(Amounts in Millions)                                                                   2000         1999         1998
                                                                                      --------     --------     --------
Cash Flows From Operating Activities:
   Net income ..................................................................      $  189.2     $  137.1     $   80.9
   Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization ...........................................         162.1        131.0        101.7
       Deferred income tax benefit .............................................          (8.3)       (20.9)        (8.3)
       Special charges .........................................................          --            6.9         --
       Purchased research and development costs ................................          --            2.0         42.6
       Cellular Partnership distributions in excess of (less than) earnings ....          13.4          2.2        (25.1)
       Income tax benefit from stock option exercises ..........................          14.2          6.7         --
       Proceeds from (repayments of) receivables securitization, net ...........         (36.0)       151.0         --

   Changes in assets and liabilities, net of effects from acquisitions:
       Increase in receivables .................................................        (136.3)       (52.5)       (42.6)
       Increase in payables and other current liabilities ......................          22.5         85.8          8.9
       Decrease (increase) in other assets .....................................         (25.7)        10.8         (8.4)
       Other, net ..............................................................          (6.4)         1.9         (2.6)
                                                                                      --------     --------     --------
          Net cash provided by operating activities ............................         188.7        462.0        147.1

Cash Flows From Investing Activities:
   Capital expenditures ........................................................        (178.6)      (156.3)       (94.4)
   Acquisitions, net of cash acquired ..........................................         (36.5)      (122.4)      (664.9)
   Purchase of marketable securities ...........................................          (1.3)        (5.6)        --
   Proceeds from sales of marketable securities ................................           2.2          6.3         --
                                                                                      --------     --------     --------
          Net cash used in investing activities ................................        (214.2)      (278.0)      (759.3)

Cash Flows From Financing Activities:
   Borrowings (payments) of debt, net ..........................................          (6.8)      (168.1)       460.0
   Change in debt payable to CBI, net ..........................................          --           --          (52.3)
   Purchase of treasury shares .................................................          (4.9)       (16.9)        --
   Issuance of treasury shares .................................................          15.0         --           --
   Other, net ..................................................................          --            4.9         --
   Issuance of common shares ...................................................          26.1         35.5        206.0
                                                                                      --------     --------     --------
          Net cash provided by (used in) financing activities ..................          29.4       (144.6)       613.7

Net increase (decrease) in cash and cash equivalents ...........................           3.9         39.4          1.5
Cash and cash equivalents at beginning of year .................................          45.4          6.0          4.5
                                                                                      --------     --------     --------
Cash and cash equivalents at end of year .......................................      $   49.3     $   45.4     $    6.0

Supplemental Cash Flow Information:
   Cash paid for interest ......................................................      $   30.8     $   32.2     $   33.2
   Income taxes paid, net of refunds ...........................................      $  129.5     $   87.0     $   21.9

The accompanying notes are an integral part of the financial statements.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME


                                   Number                                                               Accumulated
                                     Of              Additional                                            Other
                                   Common   Common    Paid-In     Treasury   Retained   Shareholders'   Comprehensive
(Amounts in Millions)              Shares   Shares    Capital      Stock     Earnings    Investment     Income (Loss)      Total
--------------------------------   ------   ------   ----------   --------   --------   -------------   -------------      -----
Balance at December 31, 1997         11.3                                                 $ 431.1          $  2.4        $  433.5

 Capitalization of Convergys        137.0              $459.8                              (459.8)
 Issuance of common shares           14.9   $206.0                                                                          206.0
 Transfers from CBI, net                                 18.0                                 0.7                            18.7
 Net income                                                                   $ 52.9         28.0                            80.9
 Other comprehensive loss                                                                                    (5.2)           (5.2)
                                                                                                                         --------
Balance at December 31, 1998        163.2    206.0      477.8                   52.9           --            (2.8)          733.9

 Issuance of common shares            5.6                35.5                                                                35.5
 Repurchase of common shares         (1.0)               (5.0)     $(11.9)                                                  (16.9)
 Net income                                                                    137.1                                        137.1
 Other comprehensive income                                                                                  54.1            54.1
                                                                                                                         --------
Balance at December 31, 1999       167.8     206.0      508.3       (11.9)     190.0           --            51.3           943.7

 Adjustment to conform reporting
 periods of pooled entities          0.9                  4.7                   (0.1)                                         4.6
 Issuance of common shares           2.0                 40.4        15.0                                                    55.4
 Repurchase of common shares        (1.0)                (4.7)       (4.9)                                                   (9.6)
 Net income                                                                    189.2                                        189.2
 Other comprehensive loss                                                                                   (60.1)          (60.1)
 Amortization of stock-based
 compensation                                             0.8                                                                 0.8
                                                                                                                         --------
Balance at December 31, 2000       169.7    $206.0     $549.5      $ (1.8)    $379.1           --          $ (8.8)       $1,124.0


The accompanying notes are an integral part of the financial statements.

NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS
(Amounts in Millions Except Share and Per Share Amounts)

1.   Background and Basis of Presentation

     The supplemental consolidated financial statements of Convergys (the Company) have been prepared to give retroactive effect to the merger with Geneva Technology, Ltd. on April 6, 2001. Accounting principles generally accepted in the United States of America proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in the financial statements that do not include the date of the consummation. These financial statements do not extend through the date of the consummation, however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

     On April 6, 2001, Convergys (the Company) acquired 100% of the outstanding shares and stock options of Geneva Technology, Ltd. (Geneva), based in Cambridge, UK, for approximately 14.9 million shares of Convergys common stock and approximately 2.7 million Convergys stock options (the Geneva Merger). Geneva is a provider of convergent billing software for the communications, e-commerce, utilities and on-line services industries. The transaction will be accounted for under the pooling-of-interests method of accounting. Accordingly, all amounts presented have been adjusted to reflect the combined results of the merged companies as if the merger had occurred as of the earliest period presented. Prior to the merger, Geneva had a fiscal year end of May 31, and the Company had (and continues to have) a fiscal year end of December 31. As a result, the pooled financial statements for 1999 and 1998 include Geneva fiscal years ended May 31, 2000 and May 31, 1999, respectively. In connection with the merger, Geneva will change its fiscal year end to December 31. Accordingly, the pooled financial statements for 2000 include both the Company's and Geneva's operating results on a December 31 year end basis. Also, Geneva's results for the five months ended May 31, 2000 are included in the accompanying financial statements for both 1999 and 2000.

     Convergys was organized in May 1998 as a wholly owned subsidiary of Cincinnati Bell Inc. (CBI). In July 1998, CBI contributed to the Company the operations of the Information Management Group (IMG), the Customer Management Group (CMG) and a 45% limited partnership interest in the Cellular Partnership. On August 13, 1998, the Company issued 14.95 million common shares, approximately 10% of the then outstanding shares, to the public at a price of $15 per share less underwriting discounts and commissions of $0.98 per share (the Offering). On December 31, 1998, the remaining shares held by CBI were distributed to CBI shareholders.

     The consolidated financial statements for 1998 have been prepared using the historical results of operations and bases of the assets and liabilities of the Company's businesses. The 1998 financial statements include the allocation of certain expenses relating to the Company by CBI. Management believes these allocations are reasonable. All material intercompany transactions and balances between the Company and its subsidiaries have been eliminated. Certain prior year amounts have been reclassified to conform to current year presentation.

2.   Accounting Policies

     Consolidation--The consolidated financial statements include the accounts of the Company's wholly owned subsidiaries. The Cellular Partnership interest is accounted for under the equity method.

     Use of Estimates--Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from those estimates.

     Cash Equivalents--Cash equivalents consist of short-term, highly liquid investments with original maturities of three months or less.

     Property and Equipment--Property and equipment is stated at cost. Depreciation is based on the straight-line method over the estimated useful lives of the assets. Buildings are depreciated over a thirty-year life, software over a three- to five-year life and equipment generally over a five-year life. Leasehold improvements are depreciated over the shorter of their estimated useful life or the remaining term of the associated lease. For property and equipment retired or sold, the gain or loss is recognized in other income.

     Software Development Costs--Research and development expenditures are charged to expense as incurred. The development costs of software to be marketed are charged to expense until technological feasibility is established, and capitalized thereafter, subject to assessment of realizability. Amortization of the capitalized amounts is computed using the greater of the sales ratio method or the straight-line method over a life of four years or less. At December 31, 2000 and 1999, capitalized costs for software to be marketed were fully amortized.

     Internal Use Software--Effective January 1, 1999, the Company adopted Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Development or Obtained for Internal Use," that requires the capitalization of certain expenditures for software that is purchased or internally developed for use in the business. Amortization of internal use software begins when the software is ready for service and continues on the straight-line method over a three-year life. The implementation of SOP 98-1 did not have a material impact on the Company's results of operations.

     Goodwill and Other Intangibles--Goodwill and other intangibles resulting from acquisitions are recorded at cost and amortized on a straight-line basis over lives ranging from five to forty years. Goodwill and other intangibles are evaluated periodically if events or circumstances indicate a possible inability to recover their carrying amounts. This evaluation is based on various analyses, including cash flow and profitability projections. If future expected undiscounted cash flows are insufficient to recover the carrying amount of the asset, then an impairment loss is recognized based upon the excess of the carrying value of the asset over the anticipated cash flows on a discounted basis. Included in the fair value of certain acquired companies are purchased research and development activities that had not reached technological feasibility and had no alternative future use. Such amounts are determined by independent valuations and expensed immediately at the date of acquisition.

     Revenue Recognition--Data processing and professional and consulting revenues are recognized as services are performed. Software license revenues are recognized upon delivery and acceptance of the licensed software. Revenues for software maintenance and post-contract support are recognized over the related agreement period. Many of the Company's software license agreements include both the delivery of software and other elements. For these multiple element arrangements, the Company determines the fair value of each element based on specific objective evidence for that element and allocates total revenue from these arrangements to each element based on its fair value. The revenue associated with each element is recognized using the respective methodology discussed above. If no specific objective evidence of fair value exists for each element, revenue for the entire arrangement is recognized ratably over the license period. Customer Management revenues are generally recognized as the related services are performed. The Company implemented the revenue recognition guidance of the Securities and Exchange Commission's Staff Accounting Bulletin (SAB) No. 101 in the fourth quarter of 2000. The implementation of SAB 101 did not have a material impact on the Company's revenue recognition.

     Currency Translation--Assets and liabilities of foreign operations, where the functional currency is the local currency, are translated to U.S. dollars at year-end exchange rates. Revenues and expenses are translated at average exchange rates for the year. Translation adjustments are accumulated and reflected as adjustments to comprehensive income.

     Investments--The Company accounts for its 45% ownership interest in the Cellular Partnership under the equity method. Equity investments in other entities are classified as available-for-sale and recorded at fair value where such value is readily determinable. Unrealized gains or losses on those investments, net of tax, are reported as a component of other comprehensive income and included in shareholders' equity, but excluded from the determination of net income until realized.

     Financial Instruments--Effective July 1, 2000, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an Amendment of SFAS 133." Under this guidance, all derivatives, including foreign currency exchange contracts, are recognized in the balance sheet at fair value. Fair values for the Company's derivative financial instruments are based on quoted market prices of comparable instruments or, if none are available, on pricing models or formulas using current assumptions. On the date the derivative contract is entered into, the Company determines whether the derivative contract should be designated as a hedge. For derivatives that are designated as hedges, the Company further designates the hedge as either a fair value, cash flow, foreign currency fair value or foreign currency cash flow hedge. Changes in the fair value of derivatives that are highly effective as, and designated as, fair value hedges are recorded in the consolidated statement of income along with the loss or gain on the hedged asset or liability. Changes in the fair value of derivatives that are highly effective as, and designated as, cash flow hedges are recorded in other comprehensive income, until the underlying transactions occur. Changes in the fair value of derivatives that are highly effective as, and designated as, foreign currency fair value hedges are recorded in the consolidated statement of income. Changes in the fair value of derivatives that are highly effective as, and designated as, foreign currency cash flow hedges are recorded in other comprehensive income. Changes in the fair value of derivative trading instruments, derivatives that are not hedges and for the ineffective portion of derivatives that are hedges are recorded in the consolidated statement of income. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedging activities. This process includes linking all derivatives that are designated as fair value, cash flow or foreign currency hedges to specific assets and liabilities on the balance sheet or to forecasted transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair value or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively. At December 31, 2000, no hedges were determined to be ineffective.

3.   Merger with Geneva

     The Geneva Merger occurred on April 6, 2001. The merger will be accounted for under the pooling-of-interests method of accounting. Accordingly, all amounts presented have been adjusted to reflect the combined results of the merged companies as if the Geneva Merger had occurred as of the earliest period presented. The following table reflects the results of the previously separate companies:

     YEAR ENDED DECEMBER 31, 2000

                                          Convergys         Geneva         Combined
                                          ---------         ------         --------
     Revenues                           $   2,162.5       $   34.1        $  2,196.6
     Net income (loss)                  $     194.7       $   (5.5)       $    189.2
     Basic earnings per share           $      1.28                       $     1.13
     Diluted earnings per share         $      1.23                       $     1.09

     YEAR ENDED DECEMBER 31, 1999

                                          Convergys         Geneva         Combined
                                          ---------         ------         --------
     Revenues                           $   1,762.9       $   22.0       $  1,784.9
     Net income                         $     137.0       $    0.1       $    137.1
     Basic earnings per share           $      0.90                      $     0.84
     Diluted earnings per share         $      0.89                      $     0.81

     YEAR ENDED DECEMBER 31, 1998

                                          Convergys         Geneva         Combined
                                          ---------         ------         --------
     Revenues                           $   1,447.2       $   10.1        $  1,457.3
     Net income (loss)                  $      81.0       $   (0.1)       $     80.9
     Basic earnings per share           $      0.57                       $     0.53
     Diluted earnings per share         $      0.57                       $     0.52

     Geneva revenues for the five months ended May 31, 2000 of $11.1 have been included in both 1999 and 2000 consolidated revenues.

4.   Acquisitions

     The following is a summary of significant acquisitions, all accounted for under the purchase method:

                                            2000                  1999                    1998
                                        MAX      Taima       TAI       Wiztec    Transtech     Maritz
     Purchase Price                  $  10.8    $  17.0    $  19.5    $  123.0    $  625.0    $  30.0
     Allocation:
          Tangible assets            $   1.0    $   1.5    $   0.7    $   16.6    $   91.0    $   1.9
          Purchased software            --         --         --          28.9         4.4       --
          Contracts                     --         --         --           2.5        68.2       --
          Trademarks                    --         --         --          13.3        --         --
          Assembled workforce           --         --         --           2.0        11.4       --
          Purchased research
            and development             --         --         --           2.0        42.6       --
          Goodwill                       9.8       15.5       18.8        57.7       407.4       28.1
          Goodwill amortization
            life, in years              25         25         10          15          30         25

     In June 2000, the Company paid approximately $11 to acquire the assets of MAXWorldwide LLC, a provider of loyalty programs for Fortune 500 corporations. In September 2000, the Company paid approximately $17 to acquire the assets of Taima Corporation, a provider of integrated, technical help desk support services for Internet service providers and other Internet-based clients.

     During 1999, the Information Management segment paid approximately $123 in a series of transactions to increase its ownership interest in Wiztec Solutions Ltd. (Wiztec) from approximately 20% at the beginning of the year to 100%. Wiztec, based in Herzlia, Israel, is a provider of subscriber management systems for multi-channel subscription television operators. In June 1999, IMG paid approximately $20 to acquire the assets of Technology Applications Inc. (TAI), a software development and systems integration company that creates customer care and billing software for Internet service providers.

     In February 1998, the Customer Management segment acquired American Transtech, Inc. and the assets of AT&T's Canadian customer care business (Transtech) from AT&T for approximately $625 in cash. At the time of the acquisition, the Company began a process of evaluating an integration plan for the acquired operations. The Company accrued approximately $7.0 for severance of approximately 375 client service and administrative employees. Through December 31, 1998, the Company made payments of $6.5 for the severance of 354 employees. The remainder of the severance was paid in 1999 to 20 employees.

     In January 1998, the Company paid approximately $30 to acquire the customer management assets of Maritz, Inc. The acquisition agreement provided for additional payments by the Company based upon the operating results of the acquired business over the two-year period after the acquisition. The additional payments totaled approximately $7.

5.   Business Restructuring and Special Charges

     In addition to the $2.0 charge for purchased research and development from the Wiztec acquisition, the Company recorded special items in 1999 related to the Cellular Partnership, certain consolidation activities, and a realized investment gain of $1.9. The special items related to the Cellular Partnership principally resulted from equipment impairments recorded by the partnership subsequent to the merger of SBC Communications and Ameritech, the general partner. The special items recorded by the Cellular Partnership reduced the Company's equity income from the partnership by $12.4 in 1999. The special item for consolidation activities of $6.9 reflects costs associated with the closure of a data center, the impairment of certain software and the combination of certain staff organizations between the Company's two operating segments. This charge includes an accrual of $1.3 for the severance of approximately 45 employees, most of whom are associated with the data center. During 2000, the Company paid $1.1 in severance under this plan, with the remaining severance to be paid in 2001.

     In 1997, a restructuring plan for the Customer Management segment was approved that included the consolidation of the segment's operating divisions and facilities. The Company recorded special charges of $35.0 ($23.0 after tax) consisting of a $18.6 restructuring charge and a $16.4 asset impairment charge for property and goodwill associated with the facilities to be closed. The restructuring charge included $9.5 in lease termination costs, $7.5 in severance pay under existing severance plans and $1.6 in other restructuring costs. The Company anticipated the severance of approximately 425 client service and administrative employees under the plan. The number of employees terminated under the plan was 29 and 363 in 1999 and 1998, respectively.

     Restructuring liability activity for the 1997 Plan consists of the following:

                                          2000        1999       1998
                                         ------     -------     -------
     Balance at January 1 .........      $  6.6     $  10.6     $  17.2
     Severance payments ...........        --          (0.9)       (3.9)
     Lease termination payments ...        (1.1)       (2.0)       (1.6)
     Other costs ..................        (1.0)       (1.1)       (1.1)
                                         ------     -------     -------
     Balance at December 31 .......      $  4.5     $   6.6     $  10.6

     At December 31, 2000, the 1997 restructuring plan activities were complete, with the majority of the remaining balance of the restructuring liability related to ongoing lease termination payments.

6.   Income Taxes

     The Company's provision for income taxes, consists of the following:

                                      Year Ended December 31,
                                ---------------------------------
                                  2000         1999        1998
                                --------     --------     -------
     Current:
       Federal ...........      $  107.5     $   81.7     $  45.2
       Foreign ...........          10.3         15.9         3.2
       State and local ...          12.1          9.2         9.4
                                --------     --------     -------
         Total current ...         129.9        106.8        57.8
     Deferred ............          (8.9)       (20.9)       (8.3)
                                --------     --------     -------
     Total ...............      $  121.0     $   85.9     $  49.5


     The 1998 provision for income taxes is presented as if the Company filed tax returns that were separate from those filed by CBI.

     The following is a reconciliation of the statutory federal income tax rate with the effective tax rate for each year:

                                                 2000        1999        1998
                                                ------      ------      ------
     U.S. federal statutory rate                 35.0%       35.0%       35.0%
     State and local income taxes, net of
        federal income tax benefit                2.3         2.5         4.0
     Research tax credits                        (2.1)       (1.3)       (2.9)
     Non-deductible amortization of
         intangible assets                        1.7         2.3         1.6
     Other                                        2.1        --           0.3
                                               ------      ------      ------
     Effective rate                              39.0%       38.5%       38.0%

     The components of deferred tax assets and liabilities are as follows:

                                                  At December 31,
                                                -------------------
                                                  2000        1999
                                                -------     -------
     Deferred tax asset:
       Loss carryforwards ................      $  24.4     $   7.3
       Pension and employee benefits .....         11.4         6.0
       Advance billings ..................         10.8         4.4
       Restructuring charges .............          6.4         4.5
       State income taxes ................          5.7         4.9
       Allowance for doubtful accounts ...          2.9         5.6
       Other .............................         14.3        11.1
       Valuation allowance ...............        (18.8)       (2.8)
                                                -------     -------
       Total deferred tax asset ..........         57.1        41.0

     Deferred tax liability:
       Depreciation and amortization .....         14.7         7.1
       Other .............................          1.5         1.7
                                                -------     -------
       Total deferred tax liability ......         16.2         8.8
                                                -------     -------
       Net deferred tax asset ............      $  40.9     $  32.2

     The Company provided a valuation allowance against a portion of the deferred tax asset related to an approximately $53.8 capital loss carryforward that expires on December 31, 2005. The net change in the valuation allowance during 2000 resulted from an increase in the capital loss carryforward during the year.

     The Company has not provided for U.S. federal income taxes or foreign withholding taxes on approximately $39.6 of undistributed earnings of its foreign subsidiaries at December 31, 2000, because such earnings are intended to be reinvested indefinitely. It is not practicable to determine the amount of applicable taxes that would be due if such earnings were distributed.

7.   Debt

     Debt consists of the following:

                                                  at December 31,
                                               ---------------------
                                                 2000         1999
                                               --------     --------
     Revolving credit facility ..........          --           --
     Commercial paper ...................      $  175.4     $  268.0
     Medium-term notes ..................         100.0         --
     Other ..............................          16.6         30.8
                                               --------     --------
     Total ..............................      $  292.0     $  298.8

       Less current maturities ..........           0.6         48.2
                                               --------     --------
     Long-term debt .....................      $  291.4     $  250.6

     Weighted average interest rates:
       Commercial paper .................           7.2%         6.6%
       Medium-term notes ................           7.8%        --
       Other ............................           8.2%         6.7%

     At December 31, 2000, the Company's borrowing facilities included two variable rate revolving credit facilities, one with a $100 borrowing capacity expiring in November 2001 and the other with a $250 borrowing capacity expiring in November 2002. Additionally, at December 31, 2000, the Company had $100 in variable rate notes outstanding which expire in September 2002. At December 31, 2000 and 1999, the Company had issued $175.4 and $268.0, respectively, of commercial paper, backed by the revolving credit facilities, with maturities ranging from 2 to 145 days at December 31, 2000. Other debt at December 31, 2000 and 1999 consisted primarily of $16.6 and $30.8, respectively, of uncommitted short-term lines of credit with banks. At December 31, 2000 and 1999, the Company classified $188.2 and $250.0, respectively, of short-term borrowings as long-term based on the Company's intent and ability to refinance these borrowings under the revolving credit facility that expires in 2002. The Company's credit agreements include certain restrictive covenants including maintenance of interest coverage and debt to capitalization ratios. Interest rates under the revolving credit facilities are generally based on LIBOR adjusted for an index related to the Company's credit ratings. The Company has entered into an interest rate swap with a notional value of $100 to effectively convert the variable rate notes expiring in September 2002 to a fixed rate of 7.82%. The interest rate swap agreement terminates when the notes mature.

     During 1998, the Company's consolidated financial statements included an allocation of CBI's consolidated debt and the related interest expense based on the terms of an agreement between the Company and CBI. The Company believes the allocations of interest expense from CBI are reasonable estimates of the cost of financing its assets and operations during 1998.

8.   Sale of Receivables

     In October 1999, the Company entered into an agreement to sell a portion of its domestic trade accounts receivables. As collections reduce the outstanding balance, the Company may sell additional receivables. The Company services and retains an interest in the receivables sold under this agreement. The Company's retained interest in the receivables sold is measured at the time of sale and is based on the sales of similar assets. The maximum amount of outstanding receivables to be sold under the agreement was $200 until September 2000 when it was lowered to $150. At December 31, 2000 and 1999, the Company had sold $115.0 and $151.0 of outstanding receivables, respectively. The full amount of the allowance for doubtful accounts has been retained since the Company holds a retained interest in the sold receivables of $32.1 and $28.9 at December 31, 2000 and 1999, respectively. Gross receivables sold and amounts received under the program were $1,135.1 and $1,132.0, and $390.6 and $361.6 in 2000 and
     1999, respectively. The sales have been reflected as a reduction of accounts receivable and as a component of cash flows from operating activities. The cost of the program was $11.4 in 2000 and $3.0 in 1999. This cost is based on the amount and timing of outstanding sold receivables and is recorded as a component of interest expense.

9.   Employee Benefit Plans

     Prior to January 1, 1999, the Company participated in CBI's noncontributory defined benefit pension and postretirement plans. Accordingly, the Company's financial statements for 1998 reflect the costs experienced for its employees and retirees while included in those plans. Effective January 1, 1999, the Company assumed responsibility for employee benefit plans covering its active employees and retirees.

     Pensions

     The Company sponsors a defined benefit pension plan, which includes a qualified and a non-qualified portion, for all eligible employees (the cash balance plan). The Company also sponsors a non-qualified, unfunded executive deferred compensation plan and a supplemental, non-qualified, unfunded plan for certain senior executives. The pension benefit formula for the cash balance plan is determined by a combination of compensation-based credits and annual guaranteed interest credits. Benefits for the executive deferred compensation plan are based on employee deferrals, matching contributions and investment earnings on participant accounts. Benefits for the supplemental plan are based on age, years of service and eligible pay. Funding of the cash balance plan has been achieved through contributions made to a trust fund. The contributions have been determined using the aggregate cost method. The projected unit credit cost method is used for determining pension cost for financial reporting purposes.

     Pension cost included the following components:

                                               Year Ended December 31,
                                          -------------------------------
                                           2000        1999        1998
                                          -------     -------     -------
     Service cost (benefits earned
         during the period)               $  13.7     $  12.8     $  11.4
     Interest cost on projected
         benefit obligation                  10.6         7.7        18.2
     Expected return on plan assets         (14.1)      (12.0)      (21.2)
     Amortization and deferrals--net         (2.4)       (0.4)       (0.4)
                                          -------     -------     -------
     Pension cost                         $   7.8     $   8.1     $   8.0

     The following table sets forth the pension plans' funded status:

                                                       at December 31,
                                                    ---------------------
                                                      2000         1999
                                                    --------     --------
     Change in benefit obligation:
       Benefit obligation at beginning of year      $  137.4     $  111.2
       Service cost                                     13.7         12.8
       Interest cost                                    10.6          7.7
       Amendments                                        2.3         --
       Actuarial loss                                   11.7         13.0
       Benefits paid                                   (10.2)        (7.3)
                                                    --------     --------
       Benefit obligation at end of year               165.5        137.4


     Change in plan assets:
       Fair value of plan assets at beginning of year         178.8        168.2
       Actual return on plan assets                            (1.4)        15.5
       Employer contribution                                    3.1          2.4
       Benefits paid                                          (10.2)        (7.3)
                                                           --------     --------
       Fair value of plan assets at end of year               170.3        178.8
       Funded status                                            4.8         41.4
       Unrecognized transition asset                           (1.4)        (1.8)
       Unrecognized prior service cost                          5.8          3.9
       Unrecognized net gain                                  (28.7)       (57.0)
                                                           --------     --------
       Accrued benefit expense                             $  (19.5)    $  (13.5)

     The benefit obligation related to the unfunded plans was $58.2 and $51.1 at December 31, 2000 and 1999, respectively.

     Plan assets include $22.0 and $20.6 of Company common shares at December 31, 2000 and 1999, respectively.

     The following rates were used in determining the actuarial present value of the projected benefit obligation and pension cost for the pension plans:

                                                        Year Ended December 31,
                                                      --------------------------
                                                      2000       1999       1998
                                                      ----       ----       ----
     Discount rate--projected
         benefit obligation .................         7.50%      7.75%      6.50%
     Future compensation growth rate ........         4.75%      4.75%      4.00%
     Expected long-term rate of return
         on plan assets .....................         9.00%      9.00%      8.25%


     Savings Plans

     The Company sponsors defined contribution plans covering substantially all employees. The Company's contributions to the plans are based on either matching a portion of the employee contributions or a percentage of employee earnings. Total Company contributions to the defined contribution plans were $12.9, $9.1 and $7.0 for 2000, 1999 and 1998, respectively.

     Employee Postretirement Benefits Other Than Pensions

     The Company sponsors postretirement health and life insurance plans for certain eligible employees. The Company funds its group life insurance benefits through a Voluntary Employee Benefit Association (VEBA) trust. Contributions to the VEBA are subject to IRS limitations developed using the aggregate cost method. The Company's postretirement benefit cost was $1.7, $2.0 and $2.0 for 2000, 1999 and 1998, respectively.

10.  Common and Preferred Shares

     Share Repurchase Plan

     In November 1999, the Board of Directors authorized the repurchase of up to 7 million shares of common stock from time to time as market and business conditions warrant. Through December 31, 2000, the Company had spent $16.8 to repurchase 720,000 shares. At December 31, 2000, 353,391 shares of the repurchased shares had not been reissued and are treated as treasury stock. In January 2000, Geneva repurchased a portion of its shares with an equivalency of approximately 1.0 million Convergys shares for approximately $4.7.

     Shareholder Rights Plan

     Under the Shareholder Rights Plan, a dividend of one preferred share purchase right for each outstanding common share was granted to shareholders of record at the close of business on December 1, 1998. Under certain conditions, each right entitles the holder to purchase one one-hundredth of a Series A preferred share. The rights cannot be exercised or transferred separately from common shares, unless a person or group acquires 15% or more of the Company's outstanding common shares. The rights will expire on December 1, 2008, unless earlier redeemed by the Company.

     Preferred Shares

     The Company is authorized to issue up to 5 million preferred shares, of which 4 million would have voting rights. At December 31, 2000 and 1999, there were no preferred shares outstanding.

11.  Stock-Based Compensation Plans

     At December 31, 2000, the Company had authorized 30 million shares of common stock for issuance under the Convergys Long-Term Incentive Plan (Convergys LTIP). Since the Company's initial public offering in August 1998, certain Company employees have been granted stock options and other stock-based awards under the Convergys LTIP. During 1998 and in prior years, certain employees of the Company were granted stock options and other stock-based awards under CBI's Long-Term Incentive Plan (CBI LTIP). Effective December 31, 1998, awards outstanding under the CBI LTIP were modified to the extent that, for each CBI option or share award, the holder received, in addition, a Convergys option or share award pursuant to the Convergys LTIP. The Convergys stock options or share awards issued to holders of CBI options or share awards on December 31, 1998 have the same vesting provisions, option periods and other terms and conditions as the original CBI options. The exercise prices of the Company and CBI stock options issued to holders of CBI options at the Distribution date were established so the options had the same ratio of exercise price per share to market value per share as the original stock option. Under both the Convergys LTIP and the CBI LTIP, options are granted with exercise prices that are no less than market value of the stock at the grant date. Generally, stock options have a ten-year term and vesting terms of three to four years. There were no Convergys stock appreciation rights granted or outstanding during the three-year period ended December 31, 2000.

     In connection with the Geneva Merger in April 2001, all outstanding options to acquire Geneva common shares were converted into options to acquire approximately 2.7 million Convergys shares at exercise prices ranging from $0.92 to $8.19. During 2000, Geneva issued options with an aggregate intrinsic value of approximately $9.8. The Company's operating results for 2000 reflect the recognition of $0.8 in compensation expense related to these options. The remaining $9.0 of unrecognized compensation expense at December 31, 2000 will be recognized over the remaining vesting period of approximately 3.5 years.

     The Company follows the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) 123, "Accounting for Stock-Based Compensation," but applies Accounting Principles Board Opinion 25 and related interpretations in accounting for its plans. If the Company had elected to recognize compensation cost for the issuance of Company, Geneva or CBI options to employees of the Company and Geneva based on the fair value at the grant dates for awards consistent with the method prescribed by SFAS 123, net income and earnings per share would have been impacted as follows:

                                                  Year Ended December 31,
                                            ------------------------------------
                                               2000          1999         1998
                                            ---------     ---------     --------
     Net income:
       As reported                          $   189.2     $   137.1     $   80.9
       Pro forma compensation expense,
           net of tax benefit                   (26.2)        (17.1)       (13.2)
                                            ---------     ---------     --------
       Pro forma                            $   163.0     $   120.0     $   67.7

     Diluted earnings per share:
       As reported                          $     1.09    $     0.81    $    0.52
       Pro forma                            $     0.94    $     0.71    $    0.44

     The weighted average fair value on the date of grant for the Convergys options granted during 2000, 1999 and 1998 was $22.30, $10.23 and $10.86 respectively. The weighted average fair value at the date of grant for the CBI options granted to Company employees during 1998 was $8.78. Such amounts were estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                          Convergys                 CBI
                                                   --------------------------       ----
                                                   2000       1999       1998       1998
                                                   ----       ----       ----       ----
     Expected dividend yield ..............        --         --         --          1.4%
     Expected volatility ..................        54.5%      47.8%      44.9%      25.0%
     Risk free interest rate ..............         6.4%       4.9%       5.4%       5.7%
     Expected holding period, in years ....         4          4          4          4

     Presented below is a summary of Company stock option activity.

                                                                Weighted
                                                                 Average
                                                                Exercise
     Shares in Thousands                         Shares          Price
                                                 -------       ---------
     Options outstanding at
       January 1, 1998 ....................          799       $    0.92

     Options granted in 1998 ..............        3,553       $    8.88
     Options forfeited in 1998 ............         (425)      $    1.62
     Options issued to holders of
       CBI options at December 31, 1998 ...        7,284       $   12.26
                                                 -------       ---------
     Options outstanding at
       December 31, 1998 ..................       11,211       $   10.33

     Options granted in 1999 ..............        2,721       $   20.26
     Options exercised in 1999 ............       (1,086)      $    6.35
     Options forfeited in 1999 ............         (355)      $   18.24
                                                 -------       ---------
     Options outstanding at
       December 31, 1999 ..................       12,491       $   12.60

     Options granted in 2000 ..............        4,971       $   25.94
     Options exercised in 2000 ............       (1,909)      $   11.35
     Options forfeited in 2000 ............         (684)      $   18.31
                                                 -------       ---------
     Options outstanding at
       December 31, 2000 ..................       14,869       $   16.96

     Options exercisable at
       December 31, 2000 ..................        6,069       $   11.70

     The following table summarizes the status of the Company stock options outstanding and exercisable at December 31, 2000:

                                                      Options                  Options
     Shares in Thousands                            Outstanding              Exercisable
     -----------------------------------      -----------------------   ---------------------
                                               Weighted
                                                Average      Weighted               Weighted
                                               Remaining      Average                Average
     Range of                                 Contractual    Exercise               Exercise
     Exercise Prices             Shares          Life         Price      Shares       Price
     ---------------            --------      -----------    --------   --------    ---------
      $0.92 to $4.71              2,479           5.4         $ 2.32        741      $ 1.10
      $4.72 to $6.62              1,678           2.8           4.92      1,626        5.08
      $6.63 to $9.63                927           5.2           9.00        693        9.28
      $9.64 to $14.03             1,710           7.5          14.95        927       14.91
     $14.04 to $19.15             2,399           6.7          17.25      1,383       17.28
     $19.16 to $22.75             2,146           7.9          21.88        561       21.70
     $22.76 to $31.91             2,635           9.0          29.55          2       29.53
     $31.92 to $42.16               764           9.3          38.86        102       38.91
     $42.17 to $52.53               131           9.6          46.78         34       46.35
                                 ------           ---         ------      -----      ------
      Total                      14,869           6.8         $16.96      6,069      $11.70

12.  Commitments and Contingencies

     Commitments

     The Company leases certain facilities and equipment used in its operations under operating leases. Total rent expense was approximately $101.9, $104.0 and $110.9 in 2000, 1999 and 1998, respectively.

     At December 31, 2000, the total minimum rental commitments under non-cancelable leases are as follows:

     2001..................................................      $85.4
     2002..................................................       75.3
     2003..................................................       63.6
     2004..................................................       44.3
     2005..................................................       33.4
     Thereafter............................................      108.5
                                                                ------
     Total.................................................     $410.5

     Contingencies

     The Company is from time to time subject to routine complaints incidental to the business. The Company believes that the results of any complaints and proceedings will not have a materially adverse effect on its financial condition or results of operations.

13.  Additional Financial Information

                                                           at December 31,
                                                        ---------------------
                                                          2000         1999
                                                        --------     --------
     Property and equipment, net:
       Land ......................................      $    7.8     $    6.2
       Buildings .................................          47.0         47.9
       Leasehold improvements ....................         109.3         72.6
       Equipment .................................         381.4        291.0
       Software ..................................         237.1        195.0
       Construction in progress and other ........          39.4         48.1
                                                        --------     --------
                                                           822.0        660.8

       Less: Accumulated depreciation ............        (424.4)      (323.3)
                                                        --------     --------
                                                        $  397.6     $  337.5

     Goodwill and intangibles, net:
       Goodwill ..................................      $  858.2     $  829.6
       Other intangible assets ...................          97.4         97.4
                                                        --------     --------
                                                           955.6        927.0

       Less: Accumulated amortization ............        (215.4)      (172.7)
                                                        --------     --------
                                                        $  740.2     $  754.3
     Investments in marketable securities:
       Cost basis ................................      $    5.7     $    5.6
       Unrealized gains ..........................           1.8         49.9
                                                        --------     --------
                                                        $    7.5     $   55.5

     Payables and other current liabilities:
       Accounts payable ..........................      $   38.2     $   42.3
       Accrued taxes .............................          30.3         39.9
       Accrued payroll-related expenses ..........         144.3        122.5
       Accrued expenses, other ...................          87.0         73.5
       Restructuring and exit costs ..............           6.9         12.1
       Advance billing and customer deposits .....          64.1         58.0
                                                        --------     --------
                                                        $  370.8     $  348.3

     OTHER COMPREHENSIVE INCOME

                                                          at December 31,
                                                        -------------------
                                                         2000        1999
                                                        -------     -------
     Accumulated other comprehensive income:
       Currency translation adjustments ..........      $  (6.3)    $   1.3
       Unrealized loss on hedging activities .....         (4.3)       --
       Unrealized gain on investments ............          1.8        50.0
                                                        -------     -------
                                                        $  (8.8)    $  51.3

                                                              Year Ended December 31,
                                                        --------------------------------
                                                          2000         1999       1998
                                                        --------     --------    -------
     Comprehensive income:
       Net income                                       $  189.2     $  137.1    $  80.9
       Other comprehensive income, net of tax:
         Currency translation adjustments                   (7.6)         2.1       (3.2)
         Unrealized loss on hedging activities              (4.3)        --         --
         Unrealized gain (loss) on investments             (48.2)        52.0       (2.0)
                                                        --------     --------    -------
         Total comprehensive income                     $  129.1     $  191.2    $  75.7

     Cellular Partnership

     Summarized financial information for the Cellular Partnership is as follows:

                                                   at December 31,
                                         --------------------------------
                                           2000        1999        1998
                                         --------    --------    --------
     Current assets ...............      $   55.6    $   91.3    $   63.0
     Non-current assets ...........         122.3       109.7       139.6
     Current liabilities ..........          28.7        22.1        18.0
     Non-current liabilities ......          --          --           2.0

                                         Year Ended December 31,
                                    --------------------------------
                                      2000        1999        1998
                                    --------    --------    --------
     Revenues ................      $  195.0    $  210.0    $  203.9
     Operating income ........          41.7        49.6        60.6
     Net income ..............          45.2        45.0        58.4

     Note: The Cellular Partnership's results for 1999 reflect special charges recorded by the partnership related to the acquisition of Ameritech, the general partner, by SBC Communications (See Note 4).

14.  Transactions and Agreements with CBI

     The Company and CBI entered into the Plan of Reorganization and Distribution Agreement dated July 20, 1998 (the Agreement). The Agreement provides that, among other things, the Company will indemnify CBI for all liabilities and contingent liabilities arising from the Company's business and operations or otherwise assigned to the Company. The Agreement provides for the equal sharing of contingent liabilities not allocated to one of the two companies. In addition, the Company has a number of other agreements with CBI regarding federal, state and local tax allocation and sharing, employee benefits, general services, telecommunications support services provided to the Company by CBI and billing, data processing and customer management services provided by the Company to CBI. The Company earned revenues from CBI totaling $49.8 and incurred expenses for communication and other services from CBI of $10.1 in 1998. The Company also incurred $10.6 in allocated overhead costs from CBI during 1998.

15.  Industry Segment and Geographic Operations

     Industry Segment Information

     The Company operates in two industry segments, which are identified by service offerings. The Information Management segment, which includes IMG and Geneva, is principally engaged in providing and managing complex billing information system services and software to the communications industry. The Customer Management segment provides comprehensive customer management services focused on the needs of communications technology and financial service companies.

     The Company does not allocate activities below the operating income level to its reported segments. The Company's business segment information is as follows:

                                                  Year Ended December 31,
                                         ----------------------------------------
                                            2000           1999           1998
                                         ----------     ----------     ----------
     Revenues

       Information Management .....      $    818.8     $    709.1     $    612.1
       Less intersegment ..........           (17.7)         (35.1)         (24.6)
       Customer Management ........         1,395.5        1,110.9          869.9
       Less intersegment ..........            --             --             (0.1)
                                         ----------     ----------     ----------
                                         $  2,196.6     $  1,784.9     $  1,457.3
     Depreciation
       Information Management .....      $     39.3     $     30.4     $     24.3
       Customer Management ........            68.3           55.2           44.2
       Corporate ..................             3.9            1.1           --
                                         ----------     ----------     ----------
                                         $    111.5     $     86.7     $     68.5
     Amortization
       Information Management .....      $     18.7     $     12.8     $      6.0
       Customer Management ........            31.9           31.5           27.2
                                         ----------     ----------     ----------
                                         $     50.6     $     44.3     $     33.2

     Special items
       Information Management .....      $     --       $      2.0           --
       Customer Management ........            --              6.9     $     42.6
                                         ----------     ----------     ----------
                                         $     --       $      8.9     $     42.6
     Operating income
       Information Management .....      $    156.9     $    132.3     $    116.2
       Customer Management ........           171.1          108.7           25.6
       Corporate and other ........            (7.4)          (5.8)          (2.2)
                                         ----------     ----------     ----------
                                         $    320.6     $    235.2     $    139.6
     Capital expenditures
       (excluding acquisitions)
       Information Management .....      $     41.1     $     42.6     $     40.2
       Customer Management ........           130.5          102.9           53.9
       Corporate and other ........             7.0           10.8            0.3
                                         ----------     ----------     ----------
                                         $    178.6     $    156.3     $     94.4

                                              at December 31,
                                         ------------------------
                                            2000          1999
                                         ----------    ----------
     Total assets
       Information Management .....      $    595.7    $    528.9
       Customer Management ........           962.1         953.1
       Corporate and other ........           246.3         123.4
                                         ----------    ----------
                                         $  1,804.1    $  1,605.4

     Geographic Operations

     The following table presents certain geographic information regarding the Company's operations:

                                        Year Ended December 31,
                               --------------------------------------
                                  2000          1999          1998
                               ----------    ----------    ----------
     Revenues
       North America ....      $  2,039.0    $  1,653.8    $  1,367.7
       International ....           157.6         131.1          89.6
                               ----------    ----------    ----------
                               $  2,196.6    $  1,784.9    $  1,457.3

                                         at December 31,
                                    ------------------------
                                       2000          1999
                                    ----------    ----------
     Long-lived assets
       North America .........      $  1,341.1    $  1,058.6
       International .........           136.6         106.4
                                    ----------    ----------
                                    $  1,477.7    $  1,165.0

     Concentrations

     Both of the Company's segments derive significant revenues from AT&T. Revenues from AT&T were 40.3%, 39.8% and 35.1% of the Company's consolidated revenues for 2000, 1999 and 1998, respectively. Related accounts receivable from AT&T totaled $148.8 and $83.9 at December 31, 2000 and 1999, respectively. The relationship with AT&T includes the Company's use of AT&T communication services, which is particularly significant to the Customer Management segment. Spending for these services with AT&T was $92.8, $100.7 and $83.7 in 2000, 1999 and 1998, respectively.

16.  Earnings Per Share

     The following is a reconciliation of the numerator and denominator of the basic and diluted earnings per share (EPS) computations:

                                                                     Per Share
                                               Income      Shares     Amount
                                              --------     ------    --------
     2000

     Basic EPS .........................      $  189.2      167.6    $   1.13
     Effect of dilutive securities:
       Stock-based compensation
       arrangements ....................          --          6.6        0.04
                                              --------      -----    --------
     Diluted EPS .......................      $  189.2      174.2    $   1.09

                                                                     Per Share
                                               Income      Shares     Amount
                                              --------     ------    --------
     1999

     Basic EPS .........................      $  137.1      162.7    $   0.84
     Effect of dilutive securities:
       Stock-based compensation
       arrangements ....................          --          6.2        0.03
                                              --------      -----    --------
     Diluted EPS .......................      $  137.1      168.9    $   0.81

                                                                     Per Share
                                               Income      Shares     Amount
                                              --------     ------    --------
     1998

     Basic EPS .........................      $   80.9      154.0    $   0.53
     Effect of dilutive securities:
       Stock-based compensation
       arrangements ....................          --          1.2        0.01
                                              --------      -----    --------
     Diluted EPS .......................      $   80.9      155.2    $   0.52

     The EPS information for 1998 has been calculated giving retroactive recognition of the share split, effective August 4, 1998, which increased the number of then outstanding Convergys common shares to 137.0 million.

17.  Financial Instruments

     At December 31, 2000, the Company had derivative liabilities of $1.2 classified as accrued liabilities. In addition, the interest rate swap was a liability with a fair value of $3.7 at December 31, 2000. As of December 31, 2000, a total of $4.3 of deferred net losses on derivative instruments were accumulated in other comprehensive income and are expected to be reclassified to earnings during the next twelve to twenty-four months.

18.  Quarterly Financial Information (Unaudited)

                                      1st        2nd             3rd       4th
                                    Quarter    Quarter         Quarter    Quarter           Total
                                    -------    -------         -------    -------         ---------
     2000
     Revenues ................      $ 518.2    $ 530.9         $ 553.5    $ 594.0         $ 2,196.6
     Operating income ........      $  73.5    $  77.8         $  79.7    $  89.6         $   320.6
     Net income ..............      $  43.5    $  45.9         $  47.6    $  52.2         $   189.2
     Earnings per share:
       Basic .................      $  0.26    $  0.27         $  0.28    $  0.31         $    1.13
       Diluted ...............      $  0.25    $  0.26         $  0.27    $  0.30         $    1.09

     1999
     Revenues ................      $ 403.4    $ 431.5         $ 457.1    $ 492.9         $ 1,784.9
     Operating income ........      $  52.7    $  54.6         $  60.8    $  67.1         $   235.2
     Net income ..............      $  32.3    $  33.3         $  38.5    $  33.0         $   137.1
     Earnings per share:
       Basic .................      $   0.20   $  0.20 (1)     $  0.23    $  0.20 (1)     $    0.84
       Diluted ...............      $   0.19   $  0.20 (1)     $  0.22    $  0.19 (1)     $    0.81


     (1) See Notes 4 and 5 for a discussion of special items that were recorded by the Company in the second and fourth quarters of 1999.

Report of Independent Accountants

     To the Board of Directors and Shareowners of Convergys Corporation:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows present fairly, in all material respects, the financial position of Convergys Corporation and its subsidiaries at December 31, 2000 and December 31, 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 1, on April 6, 2001, Convergys Corporation merged with Geneva Technology, Ltd. in a transaction accounted for as a pooling-of-interests. The accompanying supplemental consolidated financial statements give retroactive effect to the merger of Convergys Corporation with Geneva Technology, Ltd. Accounting principles generally accepted in the United States of America proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Convergys Corporation and its subsidiaries after financial statements covering the date of consummation of the business combination are issued.

     In our opinion, based upon our audits and the report of other auditors, the accompanying supplemental consolidated balance sheets and the related supplemental consolidated statements of income, shareholders' equity and comprehensive income and cash flows present fairly, in all material respects, the financial position of Convergys Corporation and its subsidiaries at December 31, 2000 and December 31, 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Geneva Technology Ltd., which statements reflect total assets of $40.1 and $25.9 million as of December 31, 2000 and December 31, 1999, respectively, and total revenues of $34.1, $22.0 and $10.1 million for each of the three years in the period ended December 31, 2000. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Geneva Technology Ltd., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.


     /s/ PricewaterhouseCoopers LLP
     ---------------------------------
     PricewaterhouseCoopers LLP
     Cincinnati, Ohio
     February 12, 2001, except as to the pooling-of-interests with Geneva Technology, Ltd., which is as of June 18, 2001

Independent Auditors' Report to The Board of Directors of Geneva Technology Ltd.


We have audited the consolidated balance sheet of Geneva Technology Limited and subsidiaries (the "Company") as of 31 December 2000, and the related consolidated profit and loss account, cash flow statement and statement of total recognized gains and losses (not separately presented herein) for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United Kingdom and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of 31 December 2000, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles in the United Kingdom.

Generally accepted accounting principles in the United Kingdom vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected net income for the year ended 31 December 2000 and stockholders' equity at 31 December 2000 to the extent summarized in Note 23 to the consolidated financial statements (none of which are separately presented herein).

/s/ KPMG
----------------------
Cambridge, United Kingdom
Chartered Accountants
Registered Auditors

15 June 2001

Independent Auditors' Report to The Board of Directors of Geneva Technology Ltd.


We have audited the consolidated balance sheet of Geneva Technology Limited and subsidiaries ("the Company") as of 31 May 2000 and 1999, and the related consolidated profit and loss account and cash flow statement (not separately presented herein) for the two years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of 31 May 2000 and 1999, and the results of their operations and their cash flows for the two years then ended in conformity with generally accepted accounting principles in the United Kingdom.

Generally accepted accounting principles in the United Kingdom vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected net income for the two years ended 31 May 2000 and stockholders' equity as at 31 May 2000 and 1999 to the extent summarized in Note 23 to the consolidated financial statements (none of which are separately presented herein).

/s/ KPMG
---------------------
Cambridge, United Kingdom
Chartered Accountants
Registered Auditors

18 September 2000, except as to Notes 23 and 24, which is as of 15 June
2001